AGREEMENT OF LEASE
                             (WITH PURCHASE OPTION)
                          AND STOCK PURCHASE AGREEMENT

         THIS AGREEMENT OF LEASE (WITH PURCHASE OPTION) AND STOCK PURCHASE AGREEMENT is made as of March 1, 1997 between Albert N. Albertini, Albert V. Albertini and Christopher M. Albertini (together, the "Owners"), Al Alberts On Stage, Ltd., a Pennsylvania corporation, having an office at 15 East 8th Street, Chester, Pennsylvania 19013 ("Onstage"), and Planet Entertainment Corporation, a Delaware corporation, having an office at 222 Highway 35, Middletown, New Jersey 07748 ("Planet").

                                    RECITALS

         A. Owners own the plot of land and building situated thereon known as 15 East 8th Street, Chester, Pennsylvania 19013 (said building hereinafter called the "Building" and the Building, together with said plot of land hereinafter called the "Premises").

         B. Owners own all the outstanding shares of stock of Onstage.

         C. Planet desires to lease the Premises from Owners, to obtain an option to purchase the Premises and to acquire all the outstanding shares of stock of Onstage. Owners are willing to lease the Premises to Planet, to grant to Planet an option to purchase the Premises and to sell to Planet all the outstanding shares of stock of Onstage, upon the terms set forth herein.

                                   WITNESSETH:

1.        LEASE.

         (a) PREMISES, TERM. Owners hereby leases to Planet and Planet hereby hires from Owners the Premises, for a term to commence on March 1, 1997 and to end on February 28, 2002 (the "Initial Term"), and, at the election of Planet, for a Renewal Term as hereinafter defined, unless the Initial Term or Renewal Term, as the case may be, shall sooner end pursuant to any of the terms or conditions of this Lease or pursuant to law, at the Rent as hereinafter defined. Planet shall have the right to extend the Initial Term for a second five-year period (the "Renewal Term") by giving notice to Owners to that effect not less than 60 nor more than 120 days prior to the expiration of the Initial Term. Where the context requires, "Term" as used herein shall mean the Initial Term together with the Extended Term, if any.

         (b) RENT. "Rent" during the Initial Term shall mean the sum of:

             (i) the debt service on the mortgage held by Wilmington Savings Fund Society on the Premises (hereinafter called the "WSFS Mortgage");

             (ii) the debt service on the mortgage held by Chester Redevelopment Authority on the Premises (hereinafter called the "CRA Mortgage");


             (iii) the real estate taxes (the "Taxes") imposed upon the Premises; and

             (iv) the ordinary and necessary expenses of the operation of the business of The Sound Spa presently conducted on the Premises (the "Business"), including but not limited to charges for electricity, water, telephone, cleaning and trash removal, security system, and customary commercial casualty and liability insurance, as and to the extent that the same shall accrue from and after the commencement of the Term. Planet shall not be obligated to pay any of the foregoing items comprising Rent that shall have accrued prior to the commencement of the Term.

         "Rent" during the Extended Term shall be at the market rate prevailing at the time of the election by Planet to extend the Term

         "Debt service" on a Mortgage shall mean the regularly scheduled monthly payments of principal and interest but shall not include any "balloon" payments of principal at maturity or otherwise, nor any acceleration of principal pursuant to the terms of said Mortgage or otherwise.

         (c) PAYMENT OF RENT. Planet shall pay the portion of the Rent constituting the debt service on the WSFS Mortgage and the CRA Mortgage (together the "Mortgages") directly to the respective mortgagees as the same become due during the Initial Term, excluding, however, any acceleration of the principal thereof pursuant to the terms of either such Mortgage or otherwise. Planet shall pay (directly to the taxing authority) the portion of the Rent constituting the Taxes as and when the same become due and payable, provided that all Taxes assessed prior to but payable in whole or in installments after the date hereof, and all Taxes assessed during the Initial Term but payable in whole or in installments after the Initial Term, shall be adjusted and prorated so that Owners shall pay their prorated share for the period prior to and for the period subsequent to the Initial Term and Planet shall pay its prorated share for the Initial Term of this Lease. Planet will deliver to Owners or Owners' representative Planet's checks in payment of its Rent obligations hereunder, and Owners or Owners' representative shall forward such checks to the respective payees.

         (d) USE, OCCUPANCY, ALTERATIONS. Planet shall use and occupy the Building in the conduct of the Business and any related business use permitted by law. Planet shall be entitled to make any alterations, installations, improvements, additions or other physical changes in or to the Building (11ereinafter called "Alterations") without Owners' prior consent, provided such Alterations are nonstructural and do not affect the Building's mechanical systems.

         (e) SUBORDINATION; OTHER LIENS. Owners represents that, except for (1) the Mortgages and (2) a lease of a portion of the premises to Attic Studios, which lease expires on March 31, 1997, there are no mortgages, trust indentures or leases affecting the Premises to which this Lease is or would be subject or subordinate. Owners agree not to enter into any such additional mortgage, trust indenture or lease which would rank superior in right to the interest of Planet under this Lease. Planet is not obligated to attorn to either of the mortgagees on the Mortgages, and in the event that either such Mortgage shall be foreclosed at any time prior to the expiration of this Lease, Planet may in its discretion terminate this Lease forthwith, whereupon Planet shall have no further obligation to Owners hereunder. Owners further covenant that they will not extend the term of either Mortgage; increase the amount of indebtedness secured by either Mortgage; or take or omit to take any act, which act or omission would cause either Mortgage to be in default or otherwise permit either mortgagee to accelerate the maturity thereof.

         (f) DESTRUCTION OF PREMISES; EMINENT DOMAIN. If the Building shall be damaged by fire or other casualty, the damages shall be repaired by and at the expense of Owners and the Rent until such repairs shall be made shall be reduced in the proportion which the area of the part of the Building which is not usable by Planet bears to the total area of the Building. Notwithstanding the foregoing, if the Building is totally damaged or is rendered wholly untenantable, or if the Building shall be so damaged by fire or other casualty that, in Planet's opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Building shall have been totally damaged or rendered untenantable), then in any of such events, Planet at its option, may, not later than thirty (30) days following the damage, give Owners a notice in writing terminating this Lease. If Planet elects to terminate this Lease, the Term shall expire upon the fifth (5th) day after such notice is given, and Planet shall vacate the Building and surrender the same to Owners. If Planet shall not be in default under this Lease, then upon the termination of this Lease under the conditions provided for in the next preceding sentence, Planet's liability for Rent shall cease as of the day following such damage. If the whole or any part of the Premises or the Building shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title.

         (g) QUIET ENJOYMENT. Owners covenant and agree with Planet that upon Planet paying the Rent and observing and performing all the other terms, covenants and conditions, on Planet's part to be observed and performed, Planet may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease.

         (h) END OF TERM. Upon the expiration of the Initial Term (if not extended), or, if the Initial Term is extended, upon the expiration of the Extended Term, Planet shall quit and surrender to Owners the Premises in good order and condition, ordinary wear and tear excepted, and Planet shall be entitled to remove all its property from the Premises.

         (i) SUBLEASE. Planet may assign this Lease (and the Option granted in Section 4) or sublet all or portions of the Premises for the remainder of the Term with the approval of Owners, which approval Owners shall not unreasonably withhold, provided that the business or occupation of the assignee or subtenant is not extra-hazardous, disreputable or illegal, and provided further that Planet shall remain primarily liable for the payment of the Rent and for the performance of all the other terms of this Lease required to be performed by Planet.

3.        OPERATION OF BUSINESS; PURCHASE OF EQUIPMENT.

         (a) In consideration of the payment of Rent as provided herein, Planet shall, during the Term, be entitled to operate the Business heretofore conducted under the name of The Sound Spa, and to receive all the revenues and other income from the Business.

         (b) Albert V. Albertini (the "Executive") shall be employed by Planet pursuant to an employment contract substantially in the form of Exhibit A to be entered into contemporaneously herewith.

         (c) The Executive represents that he has heretofore incurred expenses on behalf of the Business which have been paid by his personal credit card, and that said expenses do not exceed $21,000 in the aggregate, which amount shall be treated by the parties as a loan by the Executive to the Business. Planet agrees during the Term to service said loan at the minimum monthly payment required by the terms of the credit card contract, reserving the right in Planet's discretion to pay down the loan in one or more payments. The Executive agrees not to incur any additional charges on said credit card, except charges for which the Executive would be entitled to reimbursement under the provisions of his employment contract.

         (d) Planet hereby agrees to issue to Owners 100,000 shares of common stock of Planet, in exchange for all of the outstanding shares of stock of Onstage, which exchange of shares is intended by the parties to be a tax-free exchange. Such shares shall be issued as shown in Exhibit B.

4. OPTION TO PURCHASE. Owners hereby grant to Planet an option, exercisable at any time during the Term of the Lease granted hereunder (the "Option"), to purchase the Premises upon the following terms and conditions:

         (a) The Option may be exercised so long as Planet is not in default in payment of Rent or under any other terms of the Lease granted in Section 1 above.

         (b) The purchase price for the Premises shall be ten dollars ($10.00) and the assumption or discharge by Planet of the obligations of Owners on the Mortgages, which assumption shall be evidenced by either (i) the recognition of Planet and the release of Owners as obligor on the Mortgages, (ii) the refinancing of the Mortgages with Planet as obligor thereon, or (iii) the extinguishment by Planet of the Mortgages.

         (c) The Option may be exercised by written notice to Owners setting forth the date and time at which the closing (the "Closing") of the purchase pursuant to the Option shall occur, which date shall be not less than 30 nor more than 60 days after the giving of such notice. Such purchase shall take place at the offices of Owners' attorneys.

         (d) Owners shall deliver or cause to be delivered to Planet or Planet's agent, not less than 5 days prior to the Closing, a title commitment for an owner's title insurance policy issued by a nationally recognized title insurance company in the amount of principal balance of the Mortgages, covering title to the Premises on or after the date hereof, showing title in Owners subject only to (1) the general exceptions contained in the policy, (2) the title exceptions set forth in Section 4(h) below, and (3) title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed by the payment of money at or prior to Closing and which Owners shall so remove at their expense (all of which are herein referred to as the "Permitted Exceptions"). The title commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions as therein stated. Owners also shall furnish Planet an affidavit of title in customary form covering the date of closing and showing title in Owners subject only to the Permitted Exceptions in foregoing items (2) and (3) and unpermitted exceptions, if any, as to which the title insurer commits to extend insurance in the manner specified in Section 4(e) below.

         (e) If the title commitment discloses unpermitted exceptions, Owners shall have 30 days from the date of delivery thereof to have the exceptions removed from the commitment or to have the title insurer commit to insure against loss or damage that may be occasioned by such exceptions, and, in such event, the time of closing shall be 35 days after delivery of the commitment or the time specified in Section 4(c) above, whichever is later. If Owners fail to have the exceptions removed, or in the alternative, to obtain the commitment for title insurance specified in the preceding sentence as to such exceptions, within the specified time, Planet may elect, upon notice to Owners within 10 days after the expiration of the 30-day period, to rescind the exercise of the Option and cancel the purchase of the Premises, and may terminate the Lease granted herein, whereupon this Agreement shall become null and void without further actions of the parties.

         (f) As a condition to Closing, Planet may require Owners to produce evidence satisfactory to Planet's attorney that there does not exist any condition on the Premises which would expose Planet to any liability under any federal, state or local laws, regulations or ordinances pertaining to air and water pollution, waste management, pesticides, radiation, noise or other similar environmental matter.

         (g) At the Closing existing assignable insurance policies, if any, shall then be assigned to Planet. Owners shall pay the amount of any stamp imposed by State law on the transfer of the title, and shall furnish any declaration signed by Owners or Owners' agent or meet other requirements as established by any local ordinance with regard to a transfer or transaction tax, which tax shall be paid by Owners.

         (h) At the Closing Owners shall convey to Planet title to the Premises by a recordable full warranty deed subject only to (1) covenants, conditions and restrictions of record, (2) private, public and utility easements and roads and highways, if any, (3) party wall rights and agreements, if any, (4) special taxes and assessments for improvements not yet completed, (5) the Mortgages, and
(6) general taxes for the current year.

5. UNWIND PROVISIONS. (a) In the event that Planet shall be in default for 90 days in payment of any Rent hereunder, Owners may give notice to Planet of such default, demanding that Planet cure the default or defaults specified in such notice. If Planet shall fail to cure said default or defaults within 10 days of such notice, Owners may at any time thereafter terminate the provisions of this Agreement, whereupon, in consideration of Owners delivering to Planet the 100,000 shares of stock of Planet issued to Owners pursuant to Section 3(d) above, Planet shall deliver to Owners all the outstanding shares of stock of Onstage and/or all the Business Property (as hereinafter defined), and this Agreement shall terminate.

         (b) In the event that (i) Owners are prevented from delivering possession of the Premises to Planet, or (ii) if Planet is prevented from occupying the Premises and enjoying the privileges of the Lease, other than through Planet's default hereunder, or (iii) Owners shall renegotiate or refinance either of the Mortgages without the written consent of Planet, then Planet may at any time thereafter terminate the provisions of this Agreement, whereupon, in consideration of Planet delivering to Owners all the outstanding shares of stock of Onstage and/or all the Business Property, Owners shall deliver to Planet the 100,000 shares of stock of Planet issued to Owners pursuant to Section 3(d) above, and this Agreement shall terminate.

         (c) Upon any such termination pursuant to Section 5(a) or 5(b), the obligation of Planet to pay Rent and to service the credit card debt set forth in Section 3(c) shall cease, the Option granted in Section 4 shall terminate, and the parties shall have no further liability to one another hereunder.

6. REPRESENTATIONS OF OWNERS AND ONSTAGE. Owners and Onstage hereby jointly and severally represent and warrant to Planet as follows:

         (a) Onstage is a corporation, duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Owners own all the outstanding shares of stock of Onstage free and clear of all liens and encumbrances. All such shares are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights, preemptive rights or other contracts, commitments, understandings and arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement obligating Onstage to issue or sell any share of capital stock of Onstage or to grant, extend or enter into any option or other similar right with respect thereto.

         (b) Onstage owns all the furniture, fixtures, equipment, customer lists, inventory, supplies and all other property used in the Business (herein called the "Business Property"), free and clear of all liens and encumbrances. A schedule of the Business Property is attached as Exhibit C.

         (c) Since the date of the most recent financial statements of Onstage furnished to Planet, there has not been any material adverse change in the business, financial condition or operations of Onstage. As of February 28, 1997, Onstage recapitalized all its outstanding liabilities (including all mortgages, notes and bonds payable, and obligations owing to shareholders) into paid-in or capital surplus. As of said date, Onstage had no liabilities outstanding, contingent or otherwise, including liabilities under guarantees or endorsements.

         (d) No action, litigation, arbitration or claim is pending against Owners or against Onstage or any of its assets which seeks to delay or prevent the consummation of the transactions contemplated hereby, nor is there any order, writ, judgment, injunction, decree, determination or award which would have such effect; and there are no actions pending or, to the best knowledge of Owners or Onstage, threatened against Owners or against Onstage or any of its assets before any court, arbitrator or administrator, governmental or regulatory authority or body.

         (e) Onstage has filed all tax and information returns required to be filed by it on or before the date hereof with the appropriate authorities for income, withholding, social security, unemployment insurance, sales and other taxes, and has paid all taxes reflected on such returns. All real property taxes on the Premises have been paid to date.

         (f) The execution and delivery of this Agreement by Owners and Onstage do not require any consent, approval or authorization of or other action by, or filing with or notification to, any governmental or regulatory authority, or either mortgagee on the Mortgages.

         (g) Owners will not renegotiate or refinance either of the Mortgages without the written consent of Planet.

7. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between the parties concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

8. WAIVER; SUCCESSORS AND ASSIGNS. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

9. NOTICE. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt, to the party to whom it is to be given at the address of such party set forth at the beginning of this Agreement (or to such other address as the party shall have furnished in accordance with the provisions of this Section 9). Notice to the estate of any party shall be sufficient if addressed to such party as provided in this Section
9. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, without giving effect to conflict of laws.

11. SEVERABILITY. If any provision of this Agreement shall be held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any such provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.


OWNERS:                                      PLANET ENTERTAINMENT
                                                CORPORATION


                                             By: /s/ Richard Bluestine
-----------------------------                    ------------------------------
Albert N. Albertini                              Name: Richard Bluestine
                                                 Title: Executive VP

 /s ALBERT V. ALBERTINI
-----------------------------
Albert V. Albertini                          AL ALBERTS ON STAGE, LTD.


                                             By: /s/ Albert V. Albertini
                                                 ------------------------------
                                                 Name: Albert V. Albertini
                                                 Title: Pres.
-----------------------------
Christopher M. Albertini